                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-87512
                                                   Registration No. 333-87512-01


                Supplement No. 2 to Prospectus dated June 7, 2002

                                  $200,000,000

                            Commerce Capital Trust II
                  5.95% Convertible Trust Preferred Securities

                    (liquidation amount $50.00 per security) guaranteed to the extent described herein by, and convertible into the common stock of,

                             [Commerce Bancorp logo]

      This is a supplement to the prospectus dated May 10, 2002 relating to resales of 5.95% Convertible Trust Preferred Securities of Commerce Capital Trust II (the "trust preferred securities") (including, for purposes of the prospectus, the related junior subordinated convertible debentures and guarantee) and Commerce Bancorp, Inc. common stock issuable upon conversion of the trust preferred securities.

      The table in the "Selling Securityholders" section on pages 73-75 of the prospectus is hereby supplemented by the addition of the following information regarding selling securityholders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other selling securityholders in the prospectus dated May 10, 2002, and in prior Supplements:

                                                          Number of Trust
                                                       Preferred Securities
         Selling Securityholder                          Owned and Offered
-----------------------------------------------      ------------------------
Alexandra Global Investment Fund 1, Ltd.                      200,000

Clinton Multistrategy Master Fund, Ltd.                         4,952

Clinton Riverside Convertible Portfolio Limited                 4,950

Credit Suisse First Boston Corporation                         182,500

Merrill Lynch, Pierce, Fenner & Smith, Inc.                     17,830

Zurich Institutional Benchmark Masterfund                       80,000

All of the other portions of the prospectus, as previously supplemented, remain unchanged.

See "Risk Factors" beginning on page 12 of the prospectus to read about risks you should consider before investing in the trust preferred securities. These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus supplement is June 7, 2002.